Exhibit 99.1

FOR IMMEDIATE RELEASE

Norfolk Southern reports second quarter 2025 results

Delivers net income and EPS growth of 4% and 5%, respectively; adjusted net income and EPS improved 7% and 8%, respectively

Expects 2%-3% growth in revenues and 100–150 bps of improvement in adjusted OR for the full year

ATLANTA, July 29, 2025 – Norfolk Southern Corporation (NYSE: NSC) announced Tuesday its second quarter 2025 financial results. For the quarter, revenue was $3.1 billion, income from railway operations was $1.2 billion, operating ratio was 62.2%, and diluted earnings per share were $3.41. Recoveries related to the Eastern Ohio incident exceeded incremental costs in the quarter.

After adjusting the results to exclude restructuring and other charges as well as the effects of the Eastern Ohio incident, second quarter income from railway operations was $1.1 billion, the operating ratio was 63.4%, and diluted earnings per share were $3.29.

“This quarter, Norfolk Southern delivered another set of strong results — growing volumes, managing costs, and delivering 8% EPS growth. While we remain clear-eyed about market uncertainty, our performance reflects the strength of our strategy and our ability to continue disciplined execution, relentless focus on safety and seamless customer service,” said President and CEO Mark George. “We’re controlling what we can control and, in fact, are ahead of schedule on our productivity targets thanks to the exceptional efforts of our Thoroughbred team.”

Second Quarter Summary

•	Railway operating revenues of $3.1 billion, an increase of $66 million compared to the second quarter 2024, on volume growth of 3%.

•

Excluding the impact of fuel surcharge revenue, which was lower compared to the prior year, railway operating revenues were $2.9 billion, up $122 million, or 4%, compared to adjusted second quarter of 2024.

•	Income from railway operations was $1.2 billion, an increase of $44 million, compared to second quarter 2024.

•

Adjusting for restructuring and other costs and the effects of the Eastern Ohio incident, income from railway operations was $1.1 billion, up $75 million, or 7%, compared to adjusted second quarter 2024.

•	Operating ratio in the quarter was 62.2% compared to 62.8% in second quarter 2024.

•

Adjusting for restructuring and other costs and the effects of the Eastern Ohio incident, the operating ratio for the quarter was 63.4%. This represents 170 basis points of improvement from adjusted second quarter 2024 which was 65.1%.

Norfolk Southern Corporation | 1

•	Diluted earnings per share were $3.41, up from $3.25 in second quarter 2024.

•	Adjusting for restructuring and other costs and the effects of the Eastern Ohio incident, diluted earnings per share were $3.29, up $0.23, or 8%, compared to adjusted second quarter 2024.

2025 Outlook and Guidance

•	Continue to expect revenue growth in 2025, but given dynamic economic environment, updating full year revenue growth expectation to 2-3% vs. 2024

•

Adjusted operating ratio improvement for 2025 now expected to be 100-150 bps better than 2024; however, third quarter 2025 is expected to be pressured due to a weaker than expected revenue environment early in the quarter

•	Raising expected productivity savings in 2025 to $175+ million as cost-control and targeted initiatives are yielding strong results

Union Pacific Transaction and Conference Call

In a separate release issued today, Norfolk Southern and Union Pacific announced an agreement to combine in a stock and cash transaction to create America’s first transcontinental railroad. Under the terms of the agreement, Norfolk Southern shareholders will receive 1.0 Union Pacific common share and $88.82 in cash for each share of Norfolk Southern common stock. The implied value of $320 per share represents an implied total enterprise value for Norfolk Southern of $85 billion based on Union Pacific’s closing stock price on July 16, 2025.

Union Pacific and Norfolk Southern will host a joint investor conference call today at 8:30 AM (ET) to discuss the announcement. A live webcast of the call and the replay will be available on the Union Pacific website at https://investor.unionpacific.com/events-presentations and the Norfolk Southern website at https://norfolksouthern.investorroom.com/events. Supporting materials will be posted on up-nstranscontinental.com. To listen to the live conference call, dial 1-800-836-8184. As a result of this announcement, Norfolk Southern will not hold a second quarter 2025 earnings call.

###

About Norfolk Southern

Since 1827, Norfolk Southern Corporation (NYSE: NSC) and its predecessor companies have safely moved the goods and materials that drive the U.S. economy. Today, it operates a 22-state freight transportation network. Committed to furthering sustainability, Norfolk Southern helps its customers avoid approximately 15 million tons of yearly carbon emissions by shipping via rail. Its dedicated team members deliver approximately 7 million carloads annually, from agriculture to consumer goods. Norfolk Southern also has the most extensive intermodal network in the eastern U.S. It serves a majority of the country’s population and manufacturing base, with connections to every major container port on the Atlantic coast as well as major ports across the Gulf Coast and Great Lakes. Learn more by visiting www.NorfolkSouthern.com.

Media Inquiries:

Media Relations

Norfolk Southern Corporation | 2

Investor Inquiries:

Investor Relations

Cautionary Statement on Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like “may,” “will,” “could,” “would,” “should,” “expect,” “anticipate,” “believe,” “project,” or other comparable terminology. While the Company has based these forward-looking statements on those expectations, assumptions, estimates, beliefs, and projections it views as reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control, including but not limited to: (i) changes in domestic or international economic, political or business conditions, including those impacting the transportation industry; (ii) the Company’s ability to successfully implement its operational, productivity, and strategic initiatives; (iii) a significant adverse event on our network, including but not limited to a mainline accident, discharge of hazardous material, or climate-related or other network outage; (iv) the outcome of claims, litigation, governmental proceedings, and investigations involving the Company, including those with respect to the Eastern Ohio incident; (v) the nature and extent of the Company’s environmental remediation obligations with respect to the Eastern Ohio incident; (vi) new or additional governmental regulation and/or operational changes resulting from or related to the Eastern Ohio incident; (vii) a significant cybersecurity incident or other disruption to our technology infrastructure; and (viii) the occurrence of any event, change or other circumstance that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between Union Pacific and the Company providing for the acquisition of the Company by Union Pacific (the “Transaction”); the possibility that the Transaction does not close when expected or at all because required Surface Transportation Board, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Transaction); the risk that the combined company will not realize expected benefits, cost savings, accretion, synergies and/or growth from the Transaction, or that such benefits may take longer to realize or be more costly to achieve than expected; disruption to the Company’s business as a result of the announcement and pendency of the Transaction; the costs associated with the anticipated length of time of the pendency of the Transaction, including the restrictions contained in the definitive merger agreement on the ability of the Company to operate its business outside the ordinary course during the pendency of the Transaction; the diversion of the Company’s management’s attention and time from ongoing business operations and opportunities on merger-related matters; and reputational risk and potential adverse reactions of Union Pacific’s or the Company’s customers, suppliers, employees, labor unions or other business partners, including those resulting from the announcement or completion of the Transaction. These and other important factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as well as the Company’s subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Norfolk Southern Corporation | 3

Non-GAAP Financial Measures

Information included within this press release contains non-GAAP financial measures, including revenues less fuel surcharges, adjusted income from railway operations, adjusted operating ratio, and adjusted diluted earnings per share. Non-GAAP financial measures should be considered in addition to, not as a substitute for, the financial measures reported in accordance with U.S. generally accepted accounting principles (GAAP). With respect to projections and estimates for future non-GAAP operating ratio, including full-year 2025 adjusted operating ratio guidance, the Company is unable to predict or estimate the ultimate outcome of certain items required for the GAAP measure without unreasonable effort. Information about the adjustments that are not currently available to the Company could have a potentially unpredictable and significant impact on future GAAP results.

Our second quarter 2025 and 2024 non-GAAP financial results exclude restructuring and other charges and the effects of the Eastern Ohio Incident (the Incident). Our second quarter 2024 non-GAAP financial results also exclude shareholder advisory costs. The following tables adjust our second quarter 2025 and second quarter 2024 GAAP financial results to exclude the effects of those items. In addition, railway operating revenues less fuel surcharge revenue is a non-GAAP financial measure and is provided as supplemental information for investors in regard to the Company’s revenue trends by excluding the volatility introduced by fuel surcharges and is useful for period-over-period comparisons of these trends. The income tax effects of the non-GAAP adjustments were calculated based on the applicable tax rates to which the non-GAAP adjustments related. We use these non-GAAP financial measures internally and believe this information provides useful supplemental information to investors to facilitate making period-to-period comparisons by excluding these costs. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation from, or as a substitute for, the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies. Information about the adjustments that are not currently available to us could have a potentially unpredictable and significant impact on future GAAP results. Further information about the Company’s non-GAAP measures are available on our website at www.norfolksouthern.com on the Investors page under Events and Presentations.

Norfolk Southern Corporation | 4

($ in millions, except per share amounts)	Second Quarter 2025
Railway operating revenues	$3,110
Less: fuel surcharge revenues	(203)

Railway operating revenues less fuel surcharge revenues	$2,907

Income from railway operations	$1,175
Effect of the Incident and restructuring and other charges	(37)

Adjusted income from railway operations	$1,138

Operating ratio	62.2%
Effect of the Incident and restructuring and other charges	1.2%

Adjusted operating ratio	63.4%

Diluted earnings per share	$3.41
Effect of the Incident and restructuring and other charges	(0.12)

Adjusted diluted earnings per share	$3.29

($ in millions except per share amounts)	Second Quarter 2024
Railway operating revenues	$3,044
Less: fuel surcharge revenues	(259)

Railway operating revenues less fuel surcharge revenues	$2,785

Income from railway operations	$1,131
Effect of the Incident and restructuring and other charges	(68)

Adjusted income from railway operations	$1,063

Operating ratio	62.8%
Effect of the Incident and restructuring and other charges	2.3%

Adjusted operating ratio	65.1%

Diluted earnings per share	$3.25
Effect of the Incident, restructuring and other charges, and shareholder advisory costs	(0.19)

Adjusted diluted earnings per share	$3.06

Norfolk Southern Corporation | 5